Exhibit 1.2

Contents

On March 27, 2026, Cemex, S.A.B. de C.V. (“Cemex” or the “Company”) informed the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) about the resolutions adopted at Cemex’s Ordinary General Shareholders’ Meeting that was held on March 26, 2026.

The following is an unofficial English translation of the information that was provided to the Mexican National Banking and Securities Commission and the Mexican Stock Exchange. In the event of any discrepancy between the English translation and the Spanish version of the information provided to the Mexican National Banking and Securities Commission and the Mexican Stock Exchange, the Spanish version shall prevail:

Summary of the resolutions adopted at the Ordinary General Shareholders’ Meeting (the “Shareholders’ Meeting”) held pursuant to article 181 of the Mexican General Corporations Law (Ley General de Sociedades Mercantiles), where 43,273,320,399 (forty-three billion two hundred seventy-three million three hundred twenty thousand three hundred ninety-nine) shares, which are equal to 99.965% (ninety-nine point nine six five percent) of the 43,288,573,611 (forty-three billion two hundred eighty-eight million five hundred seventy-three thousand six hundred eleven) shares with voting rights that constitute the capital stock of the Company, were represented.

In relation to the First Item on the Agenda, by majority vote in favor and with the opposing vote of 2,486,665 (two million four hundred eighty-six thousand six hundred sixty-five) shares which represent 0.0057% (zero point zero zero five seven percent) of the votes present, the following Resolution was adopted:

FIRST: The following is approved by majority vote:

a) The Chief Executive Officer’s Report regarding the Company’s performance during fiscal year 2025; the Company’s Statement of Financial Position, Income Statement, Cash Flow Statement, and Statement of Changes in Capital, for fiscal year 2025, together with their complementary notes; the Board of Directors’ Report on the transactions and activities in which it intervened during fiscal year 2025; the Company’s Board of Directors’ Audit Committee’s Report, Corporate Practices and Finance Committee’s Report, and Sustainability, Climate Action, Social Impact and Diversity Committee’s Report; the Report containing the main Accounting Policies and Guidelines followed in the preparation of financial information, as well as the Report on the Company’s Tax Situation; and

b) The ratification of all acts and actions carried out by the Chief Executive Officer, the Board of Directors, and the Audit, Corporate Practices and Finance, and Sustainability, Climate Action, Social Impact and Diversity Committees of the Board of Directors.

In relation to the Second Item on the Agenda, by majority vote in favor and with the opposing vote of 11,169,555 (eleven million one hundred sixty-nine thousand five hundred fifty-five) shares which represent 0.0258% (zero point zero two five eight percent) of the votes present, the following Resolution was adopted:

SECOND: The following is approved by majority vote:

a) The proposal of allocation of profits for the year ended December 31, 2025, including the declaration of a cash dividend, in the following terms:

(amounts in constant millions of Mexican pesos as of December 31, 2025)
Initial Retained Earnings:	$84,603
Declared Dividends in 2025:	$(2,666)
Fiscal Year 2025 Earnings:	$19,834
Earnings Subject to Distribution:	$101,771
Dividend:	$(3,240	)*
Remaining Retained Earnings:	$98,531

*

Considering USD $180 million at an exchange rate of MXN $18.0012 per USD $1.00 as of December 31, 2025. This amount will be adjusted to the exchange rate available two business days prior to the payment dates.

The allocation of profits includes the declaration of a cash dividend of USD $180,000,000.00 (one hundred and eighty million U.S. dollars 00/100) payable in USD to registered holders of American Depositary Shares (“ADS”) and payable in Mexican pesos at the exchange rate determined by the Mexican Central Bank (Banco de México) two business days prior to each payment date to registered holders of Series A and Series B shares and Ordinary Participation Certificates (“CPO”). The dividend will be paid in four equal installments in USD for all of the outstanding shares that make up the capital stock of the Company on each payment date. The first installment should be paid starting on June 18, 2026 for coupon 159; the second installment should be paid starting on September 17, 2026 for coupon 160; the third installment should be paid starting on December 16, 2026 for coupon 161; and the fourth and last installment should be paid starting on March 3, 2027 for coupon 162.

b) Mr. Rogelio Zambrano Lozano, Mr. Jaime Muguiro Domínguez, Mr. José Antonio González Flores, Mr. Roger Saldaña Madero, and Mr. Guillermo Francisco Hernández Morales are authorized for any of them to present the notices and make the publications required for the declaration and payment of the approved dividend, as well as to determine and update the exchange rate that is applicable for each dividend installment.

In relation to the Third Item on the Agenda, by majority vote in favor and with the opposing vote of 1,394,620 (one million three hundred ninety-four thousand six hundred twenty) shares which represent 0.0032% (zero point zero zero three two percent) of the votes present, the following Resolution was adopted:

THIRD: The following is approved by majority vote:

a)

To set the amount of USD $500,000,000.00 (five hundred million U.S. dollars 00/100) or its equivalent in Mexican pesos, as the maximum amount of resources that, from this Shareholders’ Meeting and until the date the annual ordinary shareholders’ meeting is held in 2027, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities that represent such shares; and

b)

Authorize the Company’s Board of Directors to i) determine the bases on which the acquisition and placement, as may be the case, of said shares shall be instructed; ii) designate the persons that shall make the decisions to acquire or place any such shares or securities; and iii) appoint those responsible for carrying out the transactions and giving the corresponding notices to the authorities. The Board of Directors and/or attorneys-in-fact or delegates appointed at the time, or the persons responsible for such transactions, shall determine in each case, whether the purchase shall be carried out with a charge to stockholders’ equity as long as the shares belong to the Company, or charged to the capital stock, in case it is resolved to convert them into unsubscribed shares to be kept in treasury.

In relation to the Fourth Item on the Agenda, by majority vote in favor and with the opposing vote stated in each case and the percentage each represents of the votes present, the following Resolutions were adopted:

FOURTH: The following are designated on an individual basis as members of Cemex, S.A.B. de C.V.’s Board of Directors by majority vote:

Board Member	Type of Board Member	Votes Against
ROGELIO ZAMBRANO LOZANO	Non-Independent Director (Criteria: Relevant Executive of the Company)	514,103,597 (five hundred fourteen million one hundred three thousand five hundred ninety-seven) which represent 1.1880% (one point one eight eight zero percent) of the votes present

ARMANDO J. GARCÍA SEGOVIA	Independent Director	1,208,473,233 (one billion two hundred eight million four hundred seventy-three thousand two hundred thirty-three) which represent 2.7927% (two point seven nine two seven percent) of the votes present

FRANCISCO JAVIER FERNÁNDEZ CARBAJAL	Independent Director	358,523,205 (three hundred fifty-eight million five hundred twenty-three thousand two hundred five) which represent 0.8285% (zero point eight two eight five percent) of the votes present

DAVID MANUEL MARTÍNEZ GUZMÁN	Independent Director	265,599,492 (two hundred sixty-five million five hundred ninety-nine thousand four hundred ninety-two) which represent 0.6138% (zero point six one three eight percent) of the votes present

EVERARDO ELIZONDO ALMAGUER	Independent Director	306,447,871 (three hundred six million four hundred forty-seven thousand eight hundred seventy-one) which represent 0.7082% (zero point seven zero eight two percent) of the votes present

MARCELO ZAMBRANO LOZANO	Non-Independent Director (Criteria: First degree blood relative of the Chairman of the Board of Directors)	122,591,381 (one hundred twenty-two million five hundred ninety-one thousand three hundred eighty-one) which represent 0.2833% (zero point two eight three three percent) of the votes present

RAMIRO GERARDO VILLARREAL MORALES	Independent Director	1,176,399,719 (one billion one hundred seventy-six million three hundred ninety-nine thousand seven hundred nineteen) which represent 2.7185% (two point seven one eight five percent) of the votes present

GABRIEL JARAMILLO SANINT	Independent Director	307,607,902 (three hundred seven million six hundred seven thousand nine hundred two) which represent 0.7108% (zero point seven one zero eight percent) of the votes present

ISABEL MARÍA AGUILERA NAVARRO	Independent Director	199,458,961 (one hundred ninety-nine million four hundred fifty-eight thousand nine hundred sixty-one) which represent 0.4609% (zero point four six zero nine percent) of the votes present

MARÍA DE LOURDES MELGAR PALACIOS	Independent Director	242,521,430 (two hundred forty-two million five hundred twenty-one thousand four hundred thirty) which represent 0.5604% (zero point five six zero four percent) of the votes present

ISAURO ALFARO ALVAREZ	Independent Director	336,815,413 (three hundred thirty-six million eight hundred fifteen thousand four hundred thirteen) which represent 0.7783% (zero point seven seven eight three percent) of the votes present

JULISSA REYNOSO PANTALEÓN	Independent Director	852,850,510 (eight hundred fifty-two million eight hundred fifty thousand five hundred ten) which represent 1.9708% (one point nine seven zero eight percent) of the votes present

Based on the aforementioned criteria and the information provided by each such proposed person, it was determined that no Director designated as Independent meets any of the conditions set forth in article 26 of the Mexican Securities Market Law (Ley del Mercado de Valores).

It was approved that the Directors are exempt from granting surety.

FIFTH: The appointment on an individual basis of each of the following persons, as Chairman, Secretary and Alternate Secretary of Cemex, S.A.B. de C.V.’s Board of Directors is approved by majority vote, respectively, the latter two without being Directors:

	Position	Votes Against
ROGELIO ZAMBRANO LOZANO	Chairman	514,103,597 (five hundred fourteen million one hundred three thousand five hundred ninety-seven) which represent 1.1880% (one point one eight eight zero percent) of the votes present

ROGER SALDAÑA MADERO	Secretary	125,367,088 (one hundred twenty-five million three hundred sixty-seven thousand eighty-eight) which represent 0.2897% (zero point two eight nine seven percent) of the votes present

GUILLERMO FRANCISCO HERNÁNDEZ MORALES	Alternate Secretary	4,367,153 (four million three hundred sixty-seven thousand one hundred fifty-three) which represent 0.0101% (zero point zero one zero one percent) of the votes present

In relation to the Fifth Item on the Agenda, by majority vote in favor and with the opposing vote stated in each case and the percentage each represents of the votes present, the following Resolutions were adopted:

SIXTH: The appointment on an individual basis of each of the following persons as members of the Audit Committee of Cemex’s Board of Directors is approved by majority vote:

Member	Votes Against
RAMIRO GERARDO VILLARREAL MORALES	1,231,215,501 (one billion two hundred thirty-one million two hundred fifteen thousand five hundred one) which represent 2.8452% (two point eight four five two percent) of the votes present

GABRIEL JARAMILLO SANINT	298,382,134 (two hundred ninety-eight million three hundred eighty-two thousand one hundred thirty-four) which represent 0.6895% (zero point six eight nine five percent) of the votes present

MARÍA DE LOURDES MELGAR PALACIOS	233,290,252 (two hundred thirty-three million two hundred ninety thousand two hundred fifty-two) which represent 0.5391% (zero point five three nine one percent) of the votes present

SEVENTH: The appointment on an individual basis of each of the following persons as Chair, Secretary and Alternate Secretary of the Audit Committee of Cemex’s Board of Directors is approved by majority vote, respectively, the latter two without being members of such Committee:

	Position	Votes Against
RAMIRO GERARDO VILLARREAL MORALES	Chair	1,231,215,501 (one billion two hundred thirty-one million two hundred fifteen thousand five hundred one) which represent 2.8452% (two point eight four five two percent) of the votes present

ROGER SALDAÑA MADERO	Secretary	40,027,698 (forty million twenty-seven thousand six hundred ninety-eight) which represent 0.0925% (zero point zero nine two five percent) of the votes present

GUILLERMO FRANCISCO HERNÁNDEZ MORALES	Alternate Secretary	35,951,698 (thirty-five million nine hundred fifty-one thousand six hundred ninety-eight) which represent 0.0831% (zero point zero eight three one percent) of the votes present

In relation to the Sixth Item on the Agenda, by majority vote in favor and with the opposing vote stated in each case and the percentage each represents of the votes present, the following Resolutions were adopted:

EIGHTH: The appointment on an individual basis of each of the following persons as members of the Corporate Practices and Finance Committee of Cemex’s Board of Directors is approved by majority vote:

Member	Votes Against
ISAURO ALFARO ALVAREZ	310,533,457 (three hundred ten million five hundred thirty-three thousand four hundred fifty-seven) which represent 0.7176% (zero point seven one seven six percent) of the votes present

FRANCISCO JAVIER FERNÁNDEZ CARBAJAL	335,141,114 (three hundred thirty-five million one hundred forty-one thousand one hundred fourteen) which represent 0.7745% (zero point seven seven four five percent) of the votes present

EVERARDO ELIZONDO ALMAGUER	286,364,258 (two hundred eighty-six million three hundred sixty-four thousand two hundred fifty-eight) which represent 0.6618% (zero point six six one eight percent) of the votes present

NINTH: The appointment on an individual basis of each of the following persons as Chair, Secretary and Alternate Secretary of the Corporate Practices and Finance Committee of Cemex’s Board of Directors is approved by majority vote, respectively, the latter two without being members of such Committee:

	Position	Votes Against
ISAURO ALFARO ALVAREZ	Chair	310,533,457 (three hundred ten million five hundred thirty-three thousand four hundred fifty-seven) which represent 0.7176% (zero point seven one seven six percent) of the votes present

ROGER SALDAÑA MADERO	Secretary	8,651,643 (eight million six hundred fifty-one thousand six hundred forty-three) which represent 0.0200% (zero point zero two zero zero percent) of the votes present

GUILLERMO FRANCISCO HERNÁNDEZ MORALES	Alternate Secretary	4,393,843 (four million three hundred ninety-three thousand eight hundred forty-three) which represent 0.0102% (zero point zero one zero two percent) of the votes present

In relation to the Seventh Item on the Agenda, by majority vote in favor and with the opposing vote stated in each case and the percentage each represents of the votes present, the following Resolutions were adopted:

TENTH: The appointment on an individual basis of each of the following persons as members of the Sustainability, Climate Action, Social Impact and Diversity Committee of Cemex’s Board of Directors is approved by majority vote:

Member	Votes Against
ISABEL MARÍA AGUILERA NAVARRO	57,802,704 (fifty-seven million eight hundred two thousand seven hundred four) which represent 0.1336% (zero point one three three six percent) of the votes present

ARMANDO J. GARCÍA SEGOVIA	208,961,925 (two hundred eight million nine hundred sixty-one thousand nine hundred twenty-five) which represent 0.4829% (zero point four eight two nine percent) of the votes present

MARCELO ZAMBRANO LOZANO	110,642,788 (one hundred ten million six hundred forty-two thousand seven hundred eighty-eight) which represent 0.2557% (zero point two five five seven percent) of the votes present

JULISSA REYNOSO PANTALEÓN	5,607,670 (five million six hundred seven thousand six hundred seventy) which represent 0.0130% (zero point zero one three zero percent) of the votes present

ELEVENTH: The appointment on an individual basis of each of the following persons as Chair, Secretary and Alternate Secretary of the Sustainability, Climate Action, Social Impact and Diversity Committee of Cemex’s Board of Directors is approved by majority vote, respectively, the latter two without being members of such Committee:

	Position	Votes Against
ISABEL MARÍA AGUILERA NAVARRO	Chair	57,802,704 (fifty-seven million eight hundred two thousand seven hundred four) which represent 0.1336% (zero point one three three six percent) of the votes present

ROGER SALDAÑA MADERO	Secretary	40,562,478 (forty million five hundred sixty-two thousand four hundred seventy-eight) which represent 0.0937% (zero point zero nine three seven percent) of the votes present

GUILLERMO FRANCISCO HERNÁNDEZ MORALES	Alternate Secretary	4,984,303 (four million nine hundred eighty-four thousand three hundred three) which represent 0.0115% (zero point zero one one five percent) of the votes present

In relation to the Eighth Item on the Agenda, by majority vote in favor and with the opposing vote of 6,001,960 (six million one thousand nine hundred sixty) shares which represent 0.0139% (zero point zero one three nine percent) of the votes present, the following Resolution was adopted:

TWELFTH: It is approved by majority vote that the compensation to be paid for attending the meetings of Cemex’s Board of Directors and its Committees for the period 2026-2027 shall be increased to be, in a gross amount and before taxes, the amount of MXN $586,000.00 (five hundred eighty-six thousand Mexican pesos 00/100) for each of the Directors per Board of Directors meeting attended, and the amount of MXN $141,000.00 (one hundred forty-one thousand Mexican pesos 00/100) for each of the members of the Audit, Corporate Practices and Finance, and Sustainability, Climate Action, Social Impact, and Diversity Committees of the Board of Directors per each Committee meeting attended. The members of the committees created by the Board of Directors in said period, in each case, will receive at most the same compensation as the members of the Audit, Corporate Practices and Finance and Sustainability, Corporate Practices and Finance, and Sustainability, Climate Action, Social Impact, and Diversity Committees.

In relation to the Ninth Item on the Agenda, by majority vote in favor and with the opposing vote of 956,940 (nine hundred fifty-six thousand nine hundred forty) shares which represent 0.0022% (zero point zero zero two two percent) of the votes present, the following Resolution was adopted:

THIRTEENTH: MR. ROGELIO ZAMBRANO LOZANO, MR. ROGER SALDAÑA MADERO, and MR. GUILLERMO FRANCISCO

HERNÁNDEZ MORALES are appointed by majority vote to appear, jointly or separately, before a Notary Public of their choice to record the minutes of this Shareholders’ Meeting, to formalize and execute, in due time, the Resolutions adopted and cause their registration in the corresponding Public Registry of Commerce (Registro Público de Comercio), if necessary.